Contact:	Timothy M. Doyle Senior Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED
MARCH 31, 2005

La Jolla, California (May 2, 2005) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the quarter ended March 31, 2005, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $5.7 million or $0.93 per diluted share compared to $13.8 million or $2.07 per diluted share for the same period last year. The decrease was primarily caused by a decline in interest and fee income earned in connection with the Bank's refund anticipation loan (RAL) program, which terminated at the conclusion of the 2004 tax season. President and Chief Executive Officer George W. Haligowski noted that "Our first quarter results reflect the continued progress we've achieved related to our national expansion. We are beginning to see the positive returns on our investment in the infrastructure necessary to establish a lending presence beyond the Western United States. For the first time in our history, small balance multi-family loan production has exceeded our core commercial real estate loan production, and included a significant contribution from our lending offices outside of California." The Bank has 18 loan production offices outside of the state of California and a total of 26 loan production offices operating as of March 31, 2005.

Net interest income before provision for loan losses decreased 5.2 percent to $21.7 million for the quarter ended March 31, 2005, compared to $22.9 million for the same period last year. The decrease was primarily caused by the absence of interest income earned in connection with the Bank's RAL program. This decrease was partially offset by an increase in interest income earned due to an increase in the average balance of our loan portfolio, a decrease in the average balance of low yielding short-term and overnight investments, and an increase in the average balance of higher yielding investment securities held-to-maturity as compared to the same period last year. The decline in the average balance of short-term and overnight investment securities was a result of the termination of the RAL program, which generated a substantial level of liquidity during the quarter ended March 31, 2004. The Bank invested this additional liquidity in short-term and overnight investments, which earned a lower yield than the Bank earns on its current investment portfolio. This increase in total interest income was partially offset by a decline in the yield of our loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates. In addition, net interest income was further impacted by the increase in interest expense due to an increase in the average balance of interest-bearing liabilities as compared to the same period last year, deposits repricing to higher current market interest rates, and the addition of new borrowings at higher current market interest rates.

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2005

Non-interest income declined $13.4 million during the quarter ended March 31, 2005 as compared to the same period last year. During the quarter ended March 31, 2004, non-interest income consisted primarily of $9.0 million of net premiums earned on the sale of RAL loans and $4.2 million of income earned in connection with RAL processing and administrative fees. Because the origination of loans under the RAL program resulted from the filing of individual income tax returns, transaction activity was concentrated most heavily during the tax season. This resulted in the Company earning most of its RAL program income in the first quarter of 2004.

The provision for loan losses was $750,000 for the quarter ended March 31, 2005, compared to $1.4 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of March 31, 2005 and 2004, respectively.

General and administrative expenses decreased slightly to $11.2 million for the current quarter, compared to $11.4 million for the same period last year. Our efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) increased to 51.7 percent for the quarter ended March 31, 2005, as compared to 31.2 percent for the same period last year, due to the decline in net revenue as a result of the termination of the RAL program.

Loan production was $318.4 million for the quarter ended March 31, 2005, compared to $155.1 million for the same period last year. During the current quarter, the Bank originated $41.2 million of commercial real estate loans, $69.3 million of small balance multi-family real estate loans, $15.4 million of film finance loans, $0.4 million of franchise loans, and its wholesale loan operations completed the acquisition of a $192.1 million small balance multi-family loan portfolio. The Company expects its franchise loan production to decline in 2005 as it focuses on its commercial real estate and small balance multi-family real estate loan production. Loan production for the same period last year consisted of the origination of $80.1 million of commercial real estate loans, $38.2 million of small balance multi-family real estate loans, $20.4 million of film finance loans and $16.4 million of franchise loans. Haligowski commented that: "Despite a highly competitive market, we continue to successfully expand our footprint across the country. The loan production provided by our offices on the Eastern seaboard and Southeast region continues to improve and their contribution to the Company's financial performance has grown. During the quarter, we've also been extremely opportunistic in deploying our excess capital with the accretive acquisition of a substantial small balance multi-family loan portfolio."

Total assets increased $118.9 million to $2.4 billion at March 31, 2005, compared to $2.3 billion at December 31, 2004. The increase in total assets was primarily due to a $192.6 million increase in our loan portfolio, partially offset by a $76.4 million decrease in cash and cash equivalents. The increase in the loan portfolio was primarily due to the acquisition of the previously discussed small balance multi-family loan portfolio and a decline in loan prepayment speeds experienced during the current period.

At March 31, 2005, nonperforming assets totaled $13.8 million or 0.57 percent of total assets as compared to $14.7 million or 0.63 percent as of December 31, 2004. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at March 31, 2005, was 260.2 percent as compared to 242.2 percent at December 31, 2004.

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2005

The allowance for loan losses as a percentage of our total loans was 1.8 percent at March 31, 2005, as compared to 1.9 percent at December 31, 2004. During the quarter ended March 31, 2005, we had net charge-offs of $0.3 million, compared to net recoveries of $0.1 million for the same period last year.

At March 31, 2005, shareholders' equity totaled $194.0 million or 8.0 percent of total assets. For the quarter ended March 31, 2005, we repurchased 176,798 shares at an average price of $53.91 per share. Since beginning share repurchases in April 1997, a total of 3,046,300 shares were repurchased returning approximately $76.8 million of capital to our shareholders at an average price of $25.20 per share. Through our stock repurchase program, over 100 percent of the contributed capital from our initial and secondary stock offerings has been returned to shareholders. The Company's book value per share of common stock was $35.33 as of March 31, 2005, an increase of 0.7 percent and 5.9 percent, respectively, from $35.09 per share as of December 31, 2004 and $33.35 per share as of March 31, 2004.

The Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at March 31, 2005 of 10.42 percent, 11.62 percent and 12.87 percent, respectively, which represents $118.9 million, $110.5 million and $56.5 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at March 31, 2005 of 11.33 percent, 12.68 percent, and 14.95 percent, respectively, which represents $142.4 million, $134.3 million and $99.4 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "I am proud of our first quarter results. We continue to establish a stronger presence in markets outside of California and I'm encouraged by the continuing contribution provided by our new loan production offices. We anticipate that our relationship with Fannie Mae as an approved M-Flex ™ Lender, which was announced in February 2005, will further expand our foothold in these markets and will enhance our financial performance in the future."

"Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multi-family lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2005 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

www.itlacapital.com

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ITLA Capital Corporation reports earnings
For the quarter ended March 31, 2005

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and 26 loan production offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

www.itlacapital.com

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended March 31,
	(in thousands except per share amounts)
	2005	2004

Interest income:
Loans, including fees	$ 31,911	$ 29,640
Cash and investment securities	4,841	2,443
Total interest income	36,752	32,083

Interest expense:
Deposit accounts	9,498	6,514
Federal Home Loan Bank advances and other borrowings	3,832	1,081
Collateralized mortgage obligations	-	62
Junior subordinated debentures	1,680	1,489
Total interest expense	15,010	9,146

Net interest income before provision for loan losses	21,742	22,937
Provision for loan losses	750	1,400
Net interest income after provision for loan losses	20,992	21,537

Non-interest income:
Premium on sale of loans, net	-	9,024
Late and collection fees	73	101
Other	(93)	4,269
Total non-interest income	(20)	13,394

Non-interest expense:
Compensation and benefits	5,891	6,156
Occupancy and equipment	1,651	1,328
Other	3,688	3,868
Total general and administrative	11,230	11,352

Real estate owned expense, net	-	96
Provision for losses on other real estate owned	-	1,000
Gain on sale of other real estate owned, net	(11)	(39)
Total real estate owned expense, net	(11)	1,057

Total non-interest expense	11,219	12,409

Income before provision for income taxes	9,753	22,522
Provision for income taxes	4,102	8,738

NET INCOME	$ 5,651	$ 13,784

BASIC EARNINGS PER SHARE	$ 0.97	$ 2.21

DILUTED EARNINGS PER SHARE	$ 0.93	$ 2.07

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31, 2005 (unaudited)	December 31, 2004
	(in thousands except share amounts)

Assets

Cash and cash equivalents	$ 11,132	$ 87,580
Investment securities available for sale, at fair value	78,809	66,845
Investment securities held to maturity, at amortized cost	283,933	296,028
Stock in Federal Home Loan Bank	26,962	23,200
Loans, net (net of allowance for loan losses of $35,917 and $35,483 as of March 31, 2005 and December 31, 2004, respectively)	1,986,392	1,793,815
Interest receivable	12,388	10,695
Other real estate owned, net	-	-
Premises and equipment, net	6,810	6,645
Deferred income taxes	10,708	10,468
Goodwill	3,118	3,118
Other assets	16,721	19,677

Total assets	$ 2,436,973	$ 2,318,071

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 1,465,816	$ 1,432,032
Federal Home Loan Bank advances and other borrowings	665,456	584,224
Accounts payable and other liabilities	25,080	20,491
Junior subordinated debentures	86,600	86,600

Total liabilities	2,242,952	2,123,347

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,822,542 and 8,703,894 issued as of March 31, 2005
and December 31, 2004, respectively	72,874	69,327
Retained earnings	201,683	196,032
Accumulated other comprehensive income, net	(293)	78
	274,264	265,437
Less treasury stock, at cost - 3,331,088 and 3,154,290 shares
as of March 31, 2005 and December 31, 2004, respectively	(80,243)	(70,713)
Total shareholders' equity	194,021	194,724

Total liabilities and shareholders' equity	$ 2,436,973	$ 2,318,071